EXHIBIT 2.7
                                                                  EXECUTION COPY
                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement"), made as of October 22, 2003, among Integrated BioPharma, Inc., a Delaware corporation, having a principal place of business at 225 Long Avenue, Hillside, New Jersey 07205 ("Purchaser"), Aloe Commodities International, Inc., a Texas corporation, having a principal place of business at 2161 Hutton Drive, Suite 126, Carrollton, Texas 75006 ("Seller"), and Vial, Hamilton, Koch & Knox, L.L.P., with offices at 1700 Pacific Avenue, Suite 2800, Dallas, Texas 75201 (the "Escrow Agent").

                                   WITNESSETH

         WHEREAS, Purchaser and Seller are entering into a certain asset purchase agreement dated as of the date hereof (the "Asset Purchase Agreement") pursuant to which Seller shall transfer and assign its rights in the Transferred Assets to Purchaser in consideration for receiving the Cash Consideration and the Share Consideration as provided in the Asset Purchase Agreement (terms not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit A);

         WHEREAS, Section 2.1(b) of the Asset Purchase Agreement provides that such Share Consideration shall be held in escrow and released after a period of one (1) year from the Closing Date pursuant to the terms of an escrow agreement between and among Purchaser, Seller and the firm of Vial, Hamilton, Koch & Knox, L.L.P., counsel to Seller;

         WHEREAS, Vial, Hamilton, Koch & Knox, L.L.P. is willing to act as escrow agent and hold and release the Share Consideration subject to the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the respective receipts of which are hereby acknowledged, it is agreed as follows:

1.                Escrow Agent. The firm of Vial, Hamilton, Koch & Knox, L.L.P.
                  agrees to act as the escrow agent and to hold and deliver the Share Consideration in accordance with the terms and conditions set forth herein.

2. Escrowed Shares. In accordance with Section 2.1(b) of the Asset Purchase Agreement, Purchaser agrees to cause its transfer agent to deliver a certificate representing the shares of the Share Consideration to the Escrow Agent as soon as practicable after the Closing Date (the "Escrowed Shares").

3. Term of Escrow. The Escrow Agent shall hold the Escrowed Shares in escrow for a one (1) year period commencing on the date hereof and expiring on the one (1) year anniversary ("Escrow Period").

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4.                Release of Escrow.

             a. Except as provided herein, upon the termination of the Escrow Period the Escrow Agent shall release and deliver to Seller the certificate representing the Escrowed Shares upon receipt of a written notice (the "Release Notice") from both Purchaser and Seller jointly authorizing the Escrow Agent to release and deliver the Escrowed Shares to Seller.

             b. Notwithstanding anything to the contrary herein, if during the Escrow Period: (i) a claim is made challenging the validity of the sale of the Transferred Assets by Seller to Purchaser and the transactions contemplated in the Asset Purchase Agreement, and such claim is upheld or resolved by a judicial proceeding, arbitration or otherwise, then Purchaser and Seller agree that Purchaser shall have the option to return the Product Lines to Seller in consideration for the release from escrow of the number of Escrowed Shares equal to the amount of damages of the claim and the return of such shares to Purchaser; or (ii) a claim for damages is made by Purchaser against Seller due to a material breach of Seller's representations and warranties in the Asset Purchase Agreement and such claim is upheld or resolved by a judicial proceeding, arbitration or otherwise, then Purchaser and Seller agree that Purchaser shall have the option to return the Product Lines to Seller in consideration for the release from escrow of the number of Escrowed Shares equal to the amount of such damages and the return of such shares to Purchaser. If no claim is made against the Escrowed Shares pursuant to sub-section (i) or (ii) above, then both Purchaser and Seller shall deliver the Release Notice to the Escrow Agent upon the expiration of the Escrow Period.

5. Rights of Escrow Agent. In the event that the Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from either Purchaser or Seller which is in conflict with instructions or a notice from the other or which, in the reasonable opinion of the Escrow Agent, conflicts with the provisions of this Agreement, it shall be entitled to take any of the following courses of action:

             a. Hold the Escrowed Shares and decline to take any further action until the Escrow Agent receives joint written instructions from the disputing parties or an order of a court of competent jurisdiction directing it to continue to hold or to deliver the same, in which case the Escrow Agent shall then continue to hold or deliver the Escrowed Shares, as the case may be, in accordance with such direction;

             b. In the event of litigation between Purchaser and Seller with respect to the subject matter of the Asset Purchase Agreement or the Transferred Assets, the Escrow Agent may deliver the Escrowed Shares to the clerk of any court in which such litigation is pending;

             c. The Escrow Agent may deliver the Escrowed Shares to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to the Escrow Agent to be borne by whichever of Purchaser or Seller does not prevail in the litigation.

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             d.   The Escrow Agent shall not receive any fee for acting as the escrow agent. In addition, the Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may rely, and shall be protected in acting or refraining from acting in reliance, upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other document believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties.

             e. Purchaser and Seller shall jointly and severally indemnify and hold harmless the Escrow Agent against any loss, liability or expense (including legal fees) incurred in good faith in the performance of its services hereunder including the cost and expense of defending itself against any claim or liability.

             f. Purchaser and Seller acknowledge that the Escrow Agent has acted as counsel to Seller in connection with the Asset Purchase Agreement and other agreements and documents being executed in connection therewith. Purchaser and Seller agree that in the event of any disputes thereunder, the Escrow Agent may continue to represent Seller, and Purchaser and Seller hereby waive any claim of conflict of interest which they may otherwise have.

6.                Miscellaneous.

             a. Notices. Any notice required or permitted to be given under this Agreement shall be made in writing, and shall be effective when mailed, by registered or certified mail as follows:

                  Purchaser:                Integrated BioPharma, Inc.
                                            225 Long Avenue
                                            Hillside, NJ 07205
                                            Phone: (973) 926-0816
                                            Fax: (973) 926-1735
                                            Attn:    Chief Executive Officer

                  Copy to:                  St. John & Wayne, LLC
                                            Two Penn Plaza East
                                            Newark, New Jersey 07105
                                            Phone: (973) 491-3600
                                            Fax: (973) 491-3407
                                            Attn: William P. Oberdorf, Esq.

                  Seller:                   Aloe Commodities International, Inc.
                                            2161 Hutton Drive, Suite 126
                                            Carrollton, Texas  75006
                                            Phone: (972) 241-4251
                                            Fax: (972) 241-4376
                                            Attn: L. Scott McKnight, President

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                  Copy to:                  Vial, Hamilton, Koch & Knox, L.L.P.
                                            1700 Pacific Avenue, Suite 2800
                                            Dallas, Texas 75201
                                            Phone:  (214) 712-4400
                                            Fax: (214) 712-4402
                                            Attn:  Mark D. Chambers, Esq.

                  Escrow Agent:             Vial, Hamilton, Koch & Knox, L.L.P.
                                            1700 Pacific Avenue, Suite 2800
                                            Dallas, Texas 75201
                                            Phone:  (214) 712-4400
                                            Fax: (214) 712-4402
                                            Attn:  Mark D. Chambers, Esq.

       Any party may change said address by notice to the other parties in accordance with the terms hereof.

             b. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

             c. Entire Agreement; Amendment. This Agreement, including any exhibits, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings. The parties hereto may, by mutual consent, amend or modify and supplement this Agreement in such manner as may be agreed upon in writing.

             d. Captions. The captions and heading contained herein are solely for convenience of reference and will not affect the interpretation of any provision hereof.

             e. Governing Law. This Agreement shall be construed and the rights of the parties hereunder shall be governed by laws of the State of Texas. Venue for any dispute regarding this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.

             f. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one Agreement. This Agreement may be executed by facsimile signature.

             g. Severability. Any portion of this Agreement which a court of competent jurisdiction shall determine to be void or unenforceable against public policy, or for any other reason, shall be deemed to be severable from this Agreement and shall have no effect on the other covenants or provisions in this Agreement. It is agreed that the court shall be empowered to reform and construe any provision that would otherwise be void or unenforceable in a manner that will be valid and enforceable to the maximum extent permitted by law.

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             h.   Attorneys' Fees. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party therein shall be entitled to recover its costs and reasonable attorney's fees.

             i. Further Assurances. Purchaser and Seller shall, and shall cause their respective affiliates to, execute and deliver all other documents and instruments and take all other actions reasonably requested by Escrow Agent at any time to effect the release and delivery of the Escrowed Shares in accordance with this Agreement.



                            [signature page follows]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            INTEGRATED BIOPHARMA, INC.


                                            By:      /s/ E. Gerald Kay
                                            Name:    E. Gerald Kay
                                            Title:   Chief Executive Officer


                                            ALOE COMMODITIES INTERNATIONAL, INC.


                                            By:      /s/ L. Scott McKnight
                                            Name:    L. Scott McKnight
                                            Title:   Chairman & CEO


                                            VIAL, HAMILTON, KOCH & KNOX, L.L.P.,
                                            As Escrow Agent


                                            By:      /s/ Mark D. Chambers
                                            Name:    Mark D. Chambers, Jr.
                                            Title:   Authorized



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                       Exhibit A. Asset Purchase Agreement

                              (copy to be attached)